Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008 accompanying the consolidated financial statements of Spire Corporation and subsidiaries as of and for the years ended December 31, 2007 and 2006 included in the Annual Report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement on Form S-3.  We consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report and to the use of our name under the caption “Experts.”

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
April 14, 2008